                                                                   EXHIBIT 12(b)

                 Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                Six Months
                                              Ended June 30,         Years Ended December 31,
                                             --------------- ---------------------------------------
(millions except ratios)                      1995    1994    1994    1993   1992(1)  1991    1990
                                             ------- ------- ------- ------- ------- ------- -------
Income from continuing operations
   before provision for income taxes         $ 318.1 $ 279.7 $ 537.6 $ 479.1 $ 290.5 $ 331.5 $ 325.2

Add back fixed charges:

Interest on indebtedness                        27.0    22.1    46.4    42.3    41.9    40.7    44.4

Interest on ESOP                                 2.7     3.0     5.9     6.5     6.9     7.2     7.4

Portion of rents representative of
   interest factor                              12.0    15.8    28.7    26.1    19.2    15.4    13.2
                                             ------- ------- ------- ------- ------- ------- -------
   INCOME AS ADJUSTED                        $ 359.8 $ 320.6 $ 618.6 $ 554.0 $ 358.5 $ 394.8 $ 390.2
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FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

Interest on indebtedness:

Aon Corporation and
  consolidated subsidiaries                  $  27.0 $  22.1 $  46.4 $  42.3 $  41.9 $  40.7 $  43.9

Unconsolidated subsidiaries                        -       -       -       -       -       -     0.5

Preferred stock dividends                       20.6    24.7    48.4    47.5    20.3     3.5     2.0
                                             ------- ------- ------- ------- ------- ------- -------
   INTEREST AND DIVIDENDS                       47.6    46.8    94.8    89.8    62.2    44.2    46.4

Interest on ESOP                                 2.7     3.0     5.9     6.5     6.9     7.2     7.4

Portion of rents representative of
   interest factor                              12.0    15.8    28.7    26.1    19.2    15.4    13.2
                                             ------- ------- ------- ------- ------- ------- -------
   TOTAL FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS                        $  62.3 $  65.6 $ 129.4 $ 122.4 $  88.3 $  66.8 $  67.0
                                             ======= ======= ======= ======= ======= ======= =======
RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK DIVIDENDS           5.8     4.9     4.8     4.5     4.1     5.9     5.8
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

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.

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